Exhibit 1
Japan
This description of Japan is dated September 17, 2009 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2009.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.
TABLE OF CONTENTS

GENERAL	4
Area and Population	4
Government	4
Political Parties	4
International Organizations	5
THE ECONOMY	6
General	6
Economic Policies	6
Gross Domestic Product and National Income	7
Industry	9
Energy	9
Price Indices	10
Labor	11
FOREIGN TRADE AND BALANCE OF PAYMENTS	12
Foreign Trade	12
Balance of Payments	15
Official Foreign Exchange Reserves	16
Foreign Exchange Rates	16
FINANCIAL SYSTEM	17
The Bank of Japan and Monetary Policy	17
Government Financial Institutions	17
Private Financial Institutions	18
GOVERNMENT FINANCE	18
Revenues, Expenditures and Budgets	18
Tax Structure	24
Fiscal Investment and Loan Program (“Zaito”)	24
DEBT RECORD	25
JAPAN PUBLIC DEBT	25
INTERNAL DEBT	26
Direct Debt of the Japanese Government	26
Debt Guaranteed by the Japanese Government	28
EXTERNAL DEBT	29
Debt Guaranteed by the Japanese Government	29
SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS	29

FURTHER INFORMATION
This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2009. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.
In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 8, 2009, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥92.39 =$1.00, and the noon buying rate on September 4, 2009 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥92.75 =$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.
References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan
GENERAL
Area and Population
Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.
Japan has a total population of approximately 127.6 million (estimated as of August 1, 2009). It has one of the highest population densities in the world and approximately 23% of its people (estimated as of October 1, 2008) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 2004-2008 showed a negative growth rate of 0.01%. Japan’s population decreased 0.06% during the 12 months ended October 1, 2008.
Government
The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving the national budget and electing the Prime Minister.
The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.
Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.
Political Parties
Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on July 21, 2009 and an election was held on August 30, 2009. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2007, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to the 47 prefectures of Japan. Currently, the House of Councillors consists of 119 members whose term expires in July 2010 and 121 members whose term expires in July 2013. There are currently two vacant seats for which by-elections are scheduled to be held in October 2009, each for a term expiring in July 2010.

The following tables set forth the membership by political party of the House of Representatives as of September 11, 2009 and the House of Councillors as of July 1, 2009.

House of
Representatives
Democratic Party of Japan and Club of Independents	308
Liberal Democratic Party	119
New Komeito	21
Japanese Communist Party	9
Social Democratic Party	7
Your Party	5
The People’s New Party, Daichi and Group of Independents	3
New Party Nippon	1
Independents	6
Others	1
Vacancies	0

Total	480

Source:	Major national news papers (Nikkei, Asahi, Yomiuri, Mainichi and Sankei).

House of
Councilors
The Democratic Party, The Shin-Ryokufukai, The People’s New Party and The Nippon	118
Liberal Democratic Party	81
New Komeito	21
Japanese Communist Party	7
Social Democratic Party	5
Japan Renaissance Party	4
Independents	4
Vacancies	2

Total	242

Source:	House of Councillors.
International Organizations
Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY
General
Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.
Following the period of economic expansion from 2002 to 2007, the Japanese economy began to deteriorate, reflecting the weakening of the global economy as a result of such factors as the subprime loan crisis in the United States and increases in the prices of energy and raw materials. Throughout JFY 2008, the global economy continued to worsen, as the collapse of several major financial institutions in the United States and other factors contributed to a credit tightening, volatility in stock, currency and other markets, loss of consumer confidence and decrease in business and industrial activities on a global basis. The Japanese economy was also adversely affected by these factors, especially as Japan’s export sector was hit by the decline in global demand and appreciation of the yen against other major currencies. In November 2008, the Japanese government announced that Japan had entered a recession. Japan’s real GDP shrank by 3.2% and nominal GDP by 3.5% during JFY 2008. So far in JFY 2009, the Japanese economy continued to face severe conditions, and this situation is expected to remain for the time being. However, the economy is expected to pick up eventually, reflecting completion of inventory adjustment, effects of the policy packages implemented by the Japanese government and improvement in external economic conditions. On the other hand, there remains fear that the employment situation will worsen further due to the extremely low level of production activities.
Economic Policies
In order to cope with the current economic crisis mentioned above and social crisis (as evidenced by Japan’s aging population and youth unemployment, among other developments) at the same time, the Japanese government has provided a roadmap for the simultaneous achievement of three goals (Security, Vitality and Responsibility) in the Economic and Fiscal Reform 2009 (“Basic Policies”).
As a basic target to achieve fiscal consolidation, the government set a ratio of public debt (of both central and local governments) to GDP. It aims to stabilize the ratio in the mid-2010s and then steadily reduce it in the early 2020s. In order to achieve this target, the government is seeking to achieve a combined surplus of the primary balance of the central and local governments within 10 years’ time.
Currently, the government is making efforts to put the economy back on the recovery track. And then, it will seek to reduce the primary balance deficit relative to GDP of both central and local governments, excluding temporary deficits incurred by economic stimulus packages, by at least 50% in less than five years’ time.
As for JFY2010 budget, based on “Basic Policies 2006” and other related policies, the government is continuously working for the public expenditure reform including the eradication of wasteful spending, and taking necessary actions in response to the current economic and social situations so as to achieve both security and vitality through necessary restoration of social security and other policies that would ensure public sense of security and safety.

Gross Domestic Product and National Income
The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2004 through JFY 2008.
Gross Domestic Product

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2008
	2004	2005	2006	2007	2008	GDP
			(yen amounts in billions)
Total Consumption
Private sectors	¥284,173	¥287,272	¥289,757	¥291,865	¥290,552	58.4%
Public sectors	89,785	90,579	90,944	93,126	94,318	19.0

	373,958	377,851	380,701	384,991	384,870	77.3

Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	71,504	75,901	80,465	82,671	75,695	15.2
Residential Construction	18,414	18,387	18,750	16,603	16,463	3.3
Public sectors	24,002	22,994	21,232	20,361	20,091	4.0

	113,919	117,282	120,447	119,634	112,248	22.6

Additions to Business Inventories
Private sectors	1,409	1,302	2,425	2,936	2,263	0.5
Public sectors	275	251	191	258	212	0.0

	1,684	1,553	2,617	3,194	2,474	0.5

Net Exports of Goods and Services	8,929	6,502	7,134	8,004	(1,916)	-0.4

Nominal Gross Domestic Expenditures	¥498,491	¥503,187	¥510,899	¥515,823	¥497,677	100.0%

Real Gross Domestic Expenditures(a)	¥527,980	¥540,028	¥552,217	¥562,343	¥544,336

Surplus of the Nation on Current
Account Exports of Goods and Services and Other Receipts from Abroad	14,749	19,164	22,700	26,630	23,092
Less: Imports of Goods and Services and Other Payments Abroad	(4,721)	(5,960)	(7,702)	(9,021)	(7,794)

	10,029	13,204	14,999	17,610	15,298

Gross National Income	¥508,519	¥516,391	¥525,898	¥533,433	¥512,975
Percentage Changes of GDP from Previous Year
At Nominal Prices	1.0%	0.9%	1.5%	1.0%	-3.5%
At Real Prices(a)	2.0	2.3	2.3	1.8	-3.2
Deflator	-1.0	-1.3	-0.7	-0.9	-0.3

(a)	Real prices are based on calendar year 2000.

Source:	Economic and Social Research Institute, Cabinet Office.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended June 30, 2009.
Quarterly Gross Domestic Product(a)

	JFY 2007			JFY 2008				JFY 2009
	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
			(yen amounts in billions)
Nominal Gross Domestic Expenditures(b)	¥511,535	¥514,957	¥520,321	¥512,939	¥501,403	¥494,860	¥482,127	¥481,254

Real Gross Domestic Expenditures(b)(c)	¥559,166	¥563,669	¥569,179	¥563,019	¥557,503	¥538,219	¥521,663	¥526,372

Percentage Changes of GDP from the Previous Quarter At Nominal Prices(d)	-1%	0.7%	1%	-1.4%	-2.2%	-1.3%	-2.6%	-0.2%
At Real Prices(c)(d)	-0.1	0.8	1.0	-1.1	-1.0	-3.5	-3.1	0.9
Deflator	-0.5	-1.2	-1.3	-1.5	-1.5	0.7	0.9	0.5

(a)	Quarterly GDP financial data are subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on seasonally-adjusted GDP figures.

Source:	Economic and Social Research Institute, Cabinet Office.
The following table sets forth national income for calendar year 2003 through calendar year 2007.
National Income

	2003	2004	2005	2006	2007
		(yen amounts in billions)

Domestic Factor Income	¥356,946	¥360,399	¥368,471	¥370,709	¥375,981
Net Income from Abroad	8,524	9,620	11,849	14,418	17,238

National Income at Factor Cost	¥365,470	¥370,019	¥380,319	¥385,127	¥393,219

Percentage Changes of Income at Factor Cost from Previous Year	-0.4%	1.2%	2.8%	1.3%	2.1%

Source:	Economic and Social Research Institute, Cabinet Office.

Industry
The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for calendar year 2003 through calendar year 2007.
GDP by Industrial Sectors (at nominal prices)

	2003	2004	2005	2006	2007
Industry
Agriculture, Forestry and Fisheries	1.7%	1.6%	1.5%	1.5%	1.4%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	21.0	21.2	21.5	21.2	21.1
Construction	6.6	6.6	6.4	6.3	6.0
Electric Power Generation, Gas and Water	2.6	2.6	2.4	2.3	2.0
Wholesale and Retail Trade	13.5	13.6	13.8	13.4	13.3
Finance and Insurance	7.0	6.8	7.0	6.9	6.7
Real Estate	12.2	12.0	12.0	11.9	11.9
Transportation and Communication	7.0	6.9	6.7	6.6	6.5
Services	21.3	21.1	21.5	21.8	22.0

Total	92.9	92.4	92.7	92.1	91.0
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.0
Services	2.8	2.7	2.7	2.6	2.6
Public Administration	5.7	5.7	5.7	5.7	5.7

Total	9.5	9.4	9.4	9.3	9.3
Non-Profit Services	1.9	2.0	2.0	2.1	2.1

Total	104.4%	103.7%	104.1%	103.5%	102.3%

Source:	Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.
Energy
The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2003 through JFY 2007.

	Total Primary Energy	Sources of Primary Energy Supplied
JFY	Supplied (peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
2003	23,047	50.0	20.2	9.1	14.4	6.3
2004	23,664	48.1	21.4	10.5	13.9	6.1
2005	23,787	49.0	20.3	11.3	13.8	5.6
2006	23,777	47.1	20.5	11.2	15.1	6.1
2007	23,861	47.0	21.3	9.7	16.3	5.7

Source:	Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.
The table below sets forth information regarding crude oil imports for JFY 2004 through JFY 2008.

	JFY	JFY	JFY	JFY	JFY
	2004	2005	2006	2007	2008
Volume of imports (thousand kilo-liters per day)	665	689	667	666	637
Cost of imports (c.i.f. in billions of yen)	¥6,362	¥9,989	¥11,364	¥13,693	¥13,640
Average price (c.i.f. in yen kilo-liters)	¥26,158	¥39,736	¥46,659	¥56,335	¥58,542

Source:	Customs and Tariff Bureau, Ministry of Finance.

Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the demand for oil in emerging economies such as China and India has expanded and the geopolitical tension in the Middle East worsened, crude oil prices increased significantly.
Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.
The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2003 through JFY 2007.

	JFY	JFY	JFY	JFY	JFY
	2003	2004	2005	2006	2007
	(megawatts)
Electric power generating capacity(a):
Fossil Fuel	174,721	177,472	175,779	176,350	176,894
Nuclear	45,742	47,122	49,580	49,467	49,467
Hydro-electric	46,781	46,803	47,357	47,375	47,637
Other	1,043	1,304	1,467	1,796	2,072

Total	268,287	272,701	274,183	274,988	276,070

Electric power generation:
Fossil Fuel	745,488	747,069	761,841	755,084	839,029
Nuclear	240,013	282,442	304,755	303,426	263,832
Hydro-electric	104,138	103,147	86,350	97,340	84,234
Other	4,317	4,683	4,981	5,260	5,676

Total	1,093,956	1,137,341	1,157,926	1,161,110	1,192,771

(a)	At the end of fiscal year — March 31.

Source:	Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.
Price Indices
The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods		Consumer Price
	Price Index(a)		Index(b)
		Annual		Annual
	Index(c)	% Change	Index	% Change

2004	98.4	1.3	100.3	0.0
2005	100.0	1.7	100.0	-0.3
2006	102.2	2.2	100.3	0.3
2007	104.0	1.8	100.3	0.0
2008	108.8	4.6	101.7	1.4

(a)	All commodities. Calendar year 2005=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2005=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.

(c)	Indices are calculated using the monthly averages.

Labor
The number of employees had been on an upward trend from 2004 to 2007, but has decreased in 2008. In 2007, the average employment was estimated at 64.1 million, of which 26.8% were employed in mining, manufacturing and construction, 4.2% were employed in agriculture, forestry and fisheries, and 68.9% in services and other sectors. In 2008, the average employment was estimated at 63.9 million, of which 26.4% were employed in mining, manufacturing and construction, 4.2% were employed in agriculture, forestry and fisheries, and 69.4% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually decreased from 2003 to 2007, but has gradually increased since 2008. It ranged between 3.8% and 4.3% during 2008. The unemployment rate was 5.0% for April, 5.2% for May, 5.4% for June and 5.7% for July  , the most recent four months for which statistics are available.
The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)
		Annual		Annual
	Index	% Change	Index	% Change

2004	99.4	-0.7	98.7	4.9
2005	100.0	0.6	100.0	1.3
2006	100.2	0.3	104.5	4.5
2007	99.2	-1.0	107.4	2.8
2008	98.9	-0.3	103.8	-3.4

(a)	Calendar year 2005=100. Source: Monthly Labour Survey, Ministry of Health, Labour and Welfare.

(b)	Calendar year 2005=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

FOREIGN TRADE AND BALANCE OF PAYMENTS
Foreign Trade
Japan is one of the leading trading nations of the world, ranking fourth to Germany, China and the United States in merchandise exports and imports among the IMF member countries in 2008.
The trade surplus decreased from ¥11,953 billion in 2004 to ¥2,063 billion in 2008 as imports increased. Despite the consistent growth in exports since 2004, exports decreased for the first time in five years, and as a result of this, trade surplus dramatically declined to ¥2,063 billion compared to ¥10,796 billion in the previous year.
The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2004	93.2	86.4	99.2	97.2	93.9	88.9	105.6
2005	100.0	100.0	100.0	100.0	100.0	100.0	100.0
2006	114.6	118.3	107.7	103.8	106.4	113.9	93.4
2007	127.8	128.4	112.9	103.7	113.2	123.9	91.4
2008	123.4	138.6	111.2	103.0	111.0	134.6	82.5

(a)	Calendar year 2005=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source:	Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2004		2005		2006		2007		2008
	(yen amounts in billions)

JAPAN’S EXPORTS
Textile Products	¥932	1.5%	¥919	1.4%	¥978	1.3%	¥1,033	1.2%	¥941	1.2%
Metals and Metal Products	4,061	6.6	4,770	7.3	5,783	7.7	6,719	8.0	7,152	8.8
Machinery and Equipment: Ships	1,252	2.0	1,255	1.9	1,586	2.1	1,751	2.1	1,995	2.5
Motor Vehicles	9,214	15.1	9,929	15.1	12,300	16.3	14,317	17.1	13,736	17.0
TV and Radio Receivers	591	1.0	489	0.7	435	0.6	291	0.3	216	0.3
Motorcycles	596	1.0	674	1.0	745	1.0	739	0.9	597	0.7
Scientific and Optical Instruments	2,499	4.1	2,478	3.8	2,469	3.3	2,090	2.5	2,024	2.5
Other	29,546	48.3	30,855	47.0	34,159	45.4	37,424	44.6	34,916	43.1

Total Machinery and Equipment	43,698	71.4	45,679	69.6	51,694	68.7	56,614	67.5	53,484	66.0
Chemicals	5,221	8.5	5,848	8.9	6,794	9.0	7,745	9.2	7,269	9.0
Foods and Beverages	283	0.5	319	0.5	358	0.5	417	0.5	403	0.5
Other Exports	6,976	11.4	8,121	12.4	9,639	12.8	11,403	13.6	11,768	14.5

Grand Total	¥61,170	100.0%	¥65,657	100.0%	¥75,246	100.0%	¥83,931	100.0%	¥81,018	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥5,302	10.8%	¥5,559	9.8%	¥5,710	8.5%	¥6,041	8.3%	¥6,212	7.9%
Raw Materials	3,079	6.3	3,505	6.2	4,733	7.0	5,670	7.8	5,538	7.0
Chemicals	3,816	7.8	4,321	7.6	4,909	7.3	5,471	7.5	5,737	7.3
Mineral Fuels:
Petroleum	6,065	12.3	8,823	15.5	11,535	17.1	12,279	16.8	16,262	20.6
Coal	1,094	2.2	1,513	2.7	1,612	2.4	1,740	2.4	3,051	3.9
Other	3,512	7.1	4,224	7.4	5,510	8.2	6,187	8.5	8,346	10.6

Total Mineral Fuel	10,671	21.7	14,560	25.6	18,657	27.7	20,206	27.6	27,658	35.0
Machinery and Equipment	15,394	31.3	16,815	29.5	19,206	28.5	20,239	27.7	18,736	23.7
Other Imports	10,955	22.3	12,190	21.4	14,129	21.0	15,508	21.2	15,072	19.1

Grand Total	¥49,217	100.0%	¥56,949	100.0%	¥67,344	100.0%	¥73,136	100.0%	¥78,955	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2004		2005		2006		2007		2008
	(yen amounts in billions)

JAPAN’S EXPORTS
Asia	¥29,637	48.4%	¥31,796	48.4%	¥35,776	47.5%	¥40,400	48.1%	¥39,966	49.3%
China	7,994	13.1	8,837	13.5	10,794	14.3	12,839	15.3	12,950	16.0
(Asia NIES)	15,103	24.7	15,958	24.3	17,469	23.2	18,796	22.4	17,885	22.1
(ASEAN)	7,893	12.9	8,340	12.7	8,875	11.8	10,241	12.2	10,726	13.2
Oceania	1,603	2.6	1,714	2.6	1,801	2.4	2,104	2.5	2,200	2.7
Australia	1,277	2.1	1,370	2.1	1,453	1.9	1,669	2.0	1,793	2.2
North America	14,557	23.8	15,777	24.0	18,092	24.0	18,135	21.6	15,331	18.9
U.S.A.	13,731	22.4	14,805	22.5	16,934	22.5	16,896	20.1	14,214	17.5
Canada	826	1.4	972	1.5	1,158	1.5	1,238	1.5	1,116	1.4
Central and South America	2,345	3.8	2,760	4.2	3,555	4.7	4,130	4.9	4,247	5.2
Western Europe	9,790	16.0	9,740	14.8	11,045	14.7	12,329	14.7	11,445	14.1
EU	9,462	15.5	9,652	14.7	10,912	14.5	12,398	14.8	11,430	14.1
Central and Eastern Europe, Russia etc.	841	1.4	1,133	1.7	1,643	2.2	2,389	2.8	2,932	3.6
Russia	337	0.6	495	0.8	821	1.1	1,265	1.5	1,714	2.1
Middle East	1,565	2.6	1,823	2.8	2,233	3.0	3,078	3.7	3,508	4.3
Africa	828	1.4	904	1.4	1,099	1.5	1,365	1.6	1,389	1.7

Total	¥61,170	100.0%	¥65,657	100.0%	¥75,246	100.0%	¥83,931	100.0%	81,018	100.0%

JAPAN’S IMPORTS
Asia	¥22,224	45.2%	¥25,279	44.4%	¥29,360	43.6%	¥31,564	43.2%	¥32,034	40.6%
China	10,199	20.7	11,975	21.0	13,784	20.5	15,035	20.6	14,830	18.8
(Asia NIES)	5,044	10.2	5,602	9.8	6,590	9.8	6,543	8.9	6,288	8.0
(ASEAN)	7,298	14.8	8,013	14.1	9,299	13.8	10,239	14.0	11,076	14.0
Oceania	2,457	5.0	3,098	5.4	3,691	5.5	4,189	5.7	5,378	6.8
Australia	2,103	4.3	2,706	4.8	3,248	4.8	3,673	5.0	4,922	6.2
North America	7,680	15.6	8,067	14.2	9,037	13.4	9,530	13.0	9,371	11.9
U.S.A.	6,763	13.7	7,074	12.4	7,911	11.7	8,349	11.4	8,040	10.2
Canada	910	1.8	985	1.7	1,118	1.7	1,174	1.6	1,323	1.7
Central and South America	1,488	3.0	1,767	3.1	2,373	3.5	2,842	3.9	2,863	3.6
Western Europe	6,830	13.9	7,056	12.4	7,581	11.3	8,299	11.3	7,999	10.1
EU	6,209	12.6	6,470	11.4	6,955	10.3	7,663	10.5	7,292	9.2
Central and Eastern Europe, Russia etc.	814	1.7	924	1.6	1,065	1.6	1,602	2.2	1,784	2.3
Russia	617	1.3	683	1.2	774	1.1	1,242	1.7	1,389	1.8
Middle East	6,782	13.8	9,664	17.0	12,692	18.8	13,370	18.3	17,351	22.0
Africa	941	1.9	1,092	1.9	1,541	2.3	1,736	2.4	2,172	2.8

Total	¥49,217	100.0%	¥56,949	100.0%	¥67,344	100.0%	¥73,136	100.0%	¥78,955	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments
In 2004, the Current Account surplus expanded to ¥18,618 billion due to a substantial increase in exports that outpaced growth in imports. In 2005, the Current Account surplus decreased slightly to ¥18,259 billion, primarily due to a decrease in the Trade Balance surplus. In 2006, the Current Account surplus increased to ¥19,849 billion, primarily due to an increase in income and a decrease in the deficit in Services. In 2007, the Current Account surplus increased to ¥24,794 billion due to a substantial increase in the Trade Balance. In 2008, the Current Account surplus significantly decreased to ¥16,380 due to a substantial decrease in the Balance on Goods and Services as well as Trade Balance.
Balance of Payments of Japan

	2004	2005	2006	2007	2008
	(in billions)
Current Account	¥18,618	¥18,259	¥19,849	¥24,794	¥16,380
Balance on Goods and Services	10,196	7,693	7,346	9,825	1,890
Trade Balance	13,902	10,335	9,464	12,322	4,028
Exports (f.o.b.)	58,295	62,632	71,631	79,725	77,335
Imports (f.o.b.)	44,393	52,297	62,167	67,403	73,307
Services	(3,706)	(2,642)	(2,118)	(2,497)	(2,138)
Income	9,273	11,382	13,746	16,327	15,842
Current Transfers	(851)	(816)	(1,243)	(1,358)	(1,352)
Capital and Financial Account(a)	1,737	(14,007)	(12,467)	(22,538)	(18,390)
Balance on Financial Account	2,250	(13,458)	(11,913)	(22,065)	(17,831)
Assets	(21,390)	(13,550)	(7,499)	(31,753)	8,158
Liabilities	23,640	92	(4,414)	9,687	(25,989)
Capital Account	(513)	(549)	(553)	(473)	(558)
Changes in Reserve Assets(b)	(17,268)	(2,456)	(3,720)	(4,297)	(3,200)
Errors and Omissions	(3,088)	(1,796)	(3,663)	2,042	5,210

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

(b)	Parenthesis for change in Reserve Assets represents an increase in reserve assets.

Source:	Balance of Payments Monthly, Ministry of Finance.

Official Foreign Exchange Reserves
The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

			IMF	Special
		Foreign	Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total
	(in millions)

2004	$10,776	$824,264	$6,701	$2,802	$844,543
2005	12,621	828,813	2,878	2,585	846,897
2006	15,639	874,596	1,933	2,812	895,320
2007	20,580	947,987	1,395	3,034	973,365
2008	21,281	1,003,300	2,659	3,033	1,030,647

(a)
The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Source:	International Reserves/Foreign Currency Liquidity, Ministry of Finance.
Foreign Exchange Rates
The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	2004	2005	2006	2007	2008
Average (Central Rate)	¥108.17	¥110.21	¥116.31	¥117.77	¥103.39
High	114.80	121.40	119.80	124.14	110.48
Low	101.83	101.87	109.02	107.29	87.19

Source:	Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM
The Bank of Japan and Monetary Policy
The Bank of Japan (“BOJ”), with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of August 31, 2009, the BOJ had total assets of ¥117,184 billion.
One of the missions of the BOJ is to contribute to the sound development of the national economy, through the pursuit of price stability. In order to fulfill this mission, the BOJ controls the overall volume of money in the economy and uncollateralized overnight call rate on a daily basis through market operations, along with monetary policy decided at the BOJ Policy Board Meetings. From March 2001 to March 2006, in order to fight deflation and revive Japanese economy, the BOJ had implemented the quantitative easing policy by conducting money market operations to adjust the outstanding balance of the current accounts at the BOJ. And in March 2006, the BOJ announced the exit from the quantitative easing policy and the return to monetary policy that targets policy interest rate (uncollateralized overnight call rate). At the same time, the BOJ decided to encourage the rate to remain at effectively zero percent. Then, the BOJ increased the policy interest rate to 0.25% in July 2006, and to 0.5% in February 2007. Since the fall of 2008, however, when the turmoil in global financial markets intensified, the BOJ implemented various monetary policy measures including reductions in the policy interest rate. It decreased the policy interest rate to 0.3% in October 2008, and further to 0.1% in December 2008, where it remains today.
The following table sets forth the principal economic indicators relating to monetary policy from 2004 through 2008.

	Current					Loan and Discounts
	Account					Domestically Licensed
	Balances(b)	Monetary Base		Money Stock (a)		Banks
			Annual%		Annual%		Annual%
		Total(b)	Change	Total(b)	Change	Total(b)	Change
		(yen amounts in billions)

2004	32,750	108,654	7.1	688,934	1.4	404,001	-2.4
2005	32,715	110,798	2.0	701,374	1.8	408,548	1.1
2006	17,222	96,098	-13.3	708,432	1.0	415,577	1.7
2007	8,684	88,631	-7.8	719,581	1.6	417,639	0.5
2008	8,166	88,762	0.1	734,586	2.1	436,849	4.6

(a)
As of June 2008, the definition of “Money Stock” has been revised. Since the revised annual “Money Stock” data is not available for 2003, the annual rate of change for 2004 is calculated based on the 2003 “Money Stock” data prior to the revision.

(b)	Average amounts outstanding.

Source:	Bank of Japan Statistics, Bank of Japan.
Government Financial Institutions
The activities of private institutions are supplemented by a number of financial institutions under government supervision, the appointment of whose senior officials is subject to approval by the government and whose funds are supplied principally by the government. Among these are Development Bank of Japan Inc. (“DBJ”), which was established on 1 October 2008 as the successor to Development Bank of Japan, and whose main purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by Development Bank of Japan, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions, and Japan Finance Corporation (“JFC”), the successor to the functions of the international financial operations of Japan Bank for International Cooperation (“JBIC”), National Life Finance Corporation (“NLFC”), Japan Finance Corporation for Small and Medium Enterprise (“JASME”), and Agriculture, Forestry and Fisheries Finance Corporation (“AFC”), whose main purpose is to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of the national life. They also include The Shoko Chukin Bank (“SCB”), Japan Finance Organization for Municipalities (“JFM”) (the successor of the Japan Finance Corporation for Municipal Enterprises), The Government Housing Loan Corporation, and The Okinawa Development Finance Corporation (“ODFC”), whose purposes are to supplement private financing in their respective fields of activity.

The central government has been steadily promoting reform of governmental financial institutions. The “Outline of Administrative Reforms” approved by the cabinet on December 1, 2000, requires that the businesses and organizational forms of all special public institutions, which include governmental financial institutions, undergo a thorough review. Pursuant to the Law Concerning Promotion of Administrative Reform to Realize a Streamlined and Efficient Government (the “Administrative Reform Promotion Law”), which was enacted on May 26, 2006, (1) the former Development Bank of Japan was succeeded to by DBJ as of October 1, 2008, which is currently wholly owned by the Japanese government and would be privatized, (2) the international financial operations of JBIC, together with the functions of NLFC, JASME, AFC were transferred to JFC as of October 1, 2008, with the functions of ODFC to be also transferred to JFC after 2012, and the overseas economic cooperation operations of JBIC were transferred to the Japan International Cooperation Agency, and (3) as of October 1, 2008, Japan Finance Corporation for Municipal Enterprises was succeeded by JFM, which is funded by local governments. Each of these measures were implemented through individual laws that were enacted in 2007, pursuant to which these successor institutions were formed on October 1, 2008.
With regard to (1) above, as originally enacted, the Development Bank of Japan Inc. Law (Law No. 85 of 2007), as amended (the “DBJ Law”), contemplated full privatization of DBJ over a period of five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Law (as originally enacted) provided that the Japanese government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Law promptly after the full privatization. On June 26, 2009, the Japanese Diet approved the Law for Partial Amendment of the Development Bank of Japan Inc. Law (Law No. 67 of 2009) (the “Amendment Law”), which, as part of the response to economic and financial crises promulgated by the Japanese government, enables the Japanese government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In addition, under the Amendment Law, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012. Further, the Amendment Law provides that the Japanese government is to review the organization of DBJ, including the Japanese government’s holding of the DBJ shares, by the end of fiscal year 2011, and until such time, the Japanese government will not be disposing of the DBJ shares it is holding.
Private Financial Institutions
According to the Financial Service Agency, the private banking system included five city banks, as of April 1, 2009, and 109 local banks (including the Saitama Resona Bank), as of January 13, 2009, whose business corresponds roughly to that of commercial banks in the United States, as well as four major trust banks.
There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agriculture cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.
GOVERNMENT FINANCE
Revenues, Expenditures and Budgets
The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.
The Japanese government’s JFY 2009 budget was formulated in accordance with the expenditure reform stipulated in the “Basic Policies for Economic and Fiscal Management and Structural Reform 2006”. The Japanese government promotes the following targets for advancing fiscal consolidation based on “Basic Policies”.
•
Setting a ratio of public debt (of both central and local governments) to GDP as a basic target to achieve fiscal consolidation, and stabilizing the ratio in the mid-2010s and then reducing it steadily in the early 2020s.

•	Achieving a combined surplus of the primary balance of the central and local governments within 10 years’ time.
•
Putting the economy back on the recovery track, and then reducing the primary balance deficit relative to GDP of both central and local governments, excluding temporary deficits incurred by economic stimulus packages, by at least 50% in less than five years’ time.

The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:
•	General Account. The general account is used primarily to record operations in basic areas of governmental activity.
•
Special Accounts. The accounts of the central government consist of the general account and special accounts. Special accounts can be set up to carry out specific projects, to manage specific funds, and for other purposes. Special accounts can be set up when the government (i) implements a specific program such as insurance and public works, (ii) possesses and manages special funds such as Fiscal Loan Program Funds and Foreign Exchange Funds, and (iii) uses a certain revenue to secure a special expenditure and thus needs to deal with such revenue and expenditure on a separate basis from the general revenue and expenditure such as Local Allocation and Local Transfer Tax and Government Bonds Consolidation Funds. As of April 1, 2009, the government has 21 special accounts.

•	Government-Affiliated Agencies. The government-affiliated agencies are government-owned corporations which consist of three financial corporations.
The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2003 through JFY 2008, and the budget for JFY 2009.
Summary of Consolidated General and Special Accounts(a)

						JFY
						2008
						(Provisional
						results as of	JFY 2009
	JFY	JFY	JFY	JFY	JFY	December	Initial Budget
	2003	2004	2005	2006	2007	31, 2008)	(c)
	(in billions)
REVENUES
Total Revenues, General Account	¥85,623	¥88,898	¥89,000	¥84,413	¥84,553	¥91,081	¥88,548
Total Revenues, Special Accounts	385,755	419,300	452,141	501,536	395,920	409,854	370,910
Less: Inter-Account Transactions(b)	219,676	229,028	257,939	282,768	233,244	242,628	239,351

Total Consolidated Revenues	¥251,702	¥279,170	¥283,202	¥303,181	¥247,230	¥258,307	¥220,106

EXPENDITURES
Total Expenditures, General Account	¥82,416	¥84,897	¥85,520	¥81,445	¥81,843	¥91,011	¥88,548
Total Expenditures, Special Accounts	357,691	376,033	401,184	450,580	353,283	370,347	354,915
Less: Inter-Account Transactions(b)	209,253	227,609	256,520	281,103	231,611	240,766	236,947

Total Consolidated Expenditures	¥230,854	¥233,321	¥230,183	¥250,923	¥203,515	¥220,592	¥206,516

Surplus of Consolidated Revenues over Consolidated Expenditures	¥20,848	¥45,849	¥53,019	¥52,258	¥43,715	¥37,715	¥13,591

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.

(c)	The information of certain accounts for the JFY 2009 Revised Budget is not available.

Source:	Budget, Ministry of Finance.

General Account

						JFY	JFY
						2008	2009
	JFY	JFY	JFY	JFY	JFY	Revised	Revised
	2003	2004	2005	2006	2007	Budget (a)	Budget
	(in billions)
REVENUES
Tax and Stamp Revenues	¥43,282	¥45,589	¥49,065	¥49,069	¥51,018	¥46,429	¥46,103
Carried-over Surplus	3,615	3,207	4,001	3,481	2,967	635	—
Government Bond Issues	35,345	35,490	31,269	27,470	25,382	33,168	44,113
Income from Operation	17	17	16	16	16	16	16
Gains from Deposition of Assets	441	403	332	275	294	311	263
Miscellaneous Receipts	2,923	4,192	4,317	4,102	4,876	8,351	11,979

Total Revenues	¥85,623	¥88,898	¥89,000	¥84,413	¥84,553	¥88,911	¥102,474

EXPENDITURES
Local Allocation Tax Grants, etc.	¥17,399	¥17,662	¥17,441	¥16,701	¥14,932	¥15,679	¥16,573
National Debt Service	15,544	17,515	18,736	18,037	19,290	19,940	20,321
Social Security	19,720	20,286	20,603	20,555	21,141	22,831	28,227
Public Works	9,359	8,236	8,391	7,709	7,257	7,282	9,417
Education and Science	6,472	6,149	5,701	5,331	5,458	5,634	6,743
National Defense	4,927	4,898	4,878	4,817	4,758	4,818	4,905
Government Employee Pensions and Others	1,207	1,136	1,065	992	941	852	787
Economic Assistance	900	880	784	784	787	799	683
Major Foodstuff Measures	744	652	657	610	674	1,087	1,499
Energy Measures	557	504	493	471	866	868	1,014
Small and Medium-sized Businesses	241	288	237	240	418	1,085	1,820
Transfer to the Industrial Investment Special Account	102	98	71	48	20	—	—
Financial Aid upon Repayment of Public Investments in Connection with the Structural Reform	—	1,281	1,130	—	—	—	—
Miscellaneous	5,243	5,312	5,335	5,152	5,301	7,784	9,986
Contingencies	0	0	0	0	0	250	350
Emergency Stimulus Package (b)	—	—	—	—	—	—	150

Total Expenditures	¥82,416	¥84,897	¥85,520	¥81,445	¥81,843	¥88,911	¥102,474

Surplus of Revenues over Expenditures	¥3,207	¥4,001	¥3,481	¥2,967	¥2,711	—	—

(a)	As of the date of this Annual Report on Form 18-K, the provisional results for JFY 2008 General Accounts are not available.

(b)	Newly established effective JFY 2009.

Source:	Budget, Ministry of Finance.

Special Accounts

	JFY		JFY		JFY		JFY		JFY		JFY 2008		JFY 2009
	2003		2004		2005		2006		2007		Revised Budget (a)		Revised Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

Fiscal Loan Program Funds (b)	¥52,104	¥48,418	¥60,461	¥56,783	¥47,875	¥43,925	¥70,869	¥68,029	¥39,010	¥36,526	—	—	—	—
Fiscal Investment and Loan Program (b)	—	—	—	—	—	—	—	—	—	—	¥46,103	¥43,946	¥45,981	¥44,624
Government Bonds Consolidation Fund	169,141	154,202	193,632	164,200	223,650	189,143	256,326	221,424	205,113	176,778	200,547	180,547	183,501	171,501
Foreign Exchange Fund	3,668	23	2,253	27	3,015	50	3,911	379	4,553	627	4,145	1,622	3,420	1,643
Local Allocation and Local Transfer Tax	67,427	66,673	69,875	68,108	72,876	70,840	74,822	72,795	51,366	50,214	51,073	50,905	52,241	52,014
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(c)	1,685	1,156	2,311	1,805	2,670	2,232	2,266	1,971	—	—	—	—	—	—
Measure for Energy(c)	—	—	—	—	—	—	—	—	2,764	2,402	2,623	2,623	2,524	2,524
National Schools(d)	3,006	2,959	—	—	—	—	—	—	—	—	—	—	—	—
Welfare Insurances(e)	40,773	41,091	42,651	42,277	52,593	51,447	45,383	44,117	—	—	—	—	—	—
Seamen’s Insurances	76	73	72	67	71	64	69	63	68	63	67	67	54	54
National Hospitals(d)	1,006	973	—	—	—	—	—	—	—	—	—	—	—	—
National Advanced Medical Center	—	—	150	148	165	164	197	184	160	145	157	157	190	190
National Pensions(e)	22,698	21,210	23,313	21,917	24,994	23,668	25,240	23,904	—	—	—	—	—	—
Pensions(e)	—	—	—	—	—	—	—	—	71,863	69,731	73,269	73,269	76,557	76,411
Foodstuff Control(f)	3,509	3,454	2,490	2,477	2,337	2,326	2,291	2,264	—	—	—	—	—	—
Stable Supply of Foodstuff(f)	—	—	—	—	—	—	—	—	2,617	2,542	3,403	3,388	3,661	3,632
Agricultural Mutual Aid Reinsurance	167	142	116	88	107	50	109	62	107	47	113	103	119	109
National Forest Service	530	523	535	530	543	528	427	413	472	473	484	484	495	495
National Land Improvement(g)	597	559	530	512	591	563	521	487	575	481	—	—	—	—
Trade Reinsurance	269	20	365	24	574	6	787	5	853	56	245	212	212	212
Compensation Reinsurance for Motor Vehicle Damages(h)	819	675	544	474	286	219	168	104	140	72	—	—	—	—
Automobile Safety(h)	—	—	—	—	—	—	—	—	—	—	148	83	130	71
Infrastructure Development(i)	—	—	—	—	—	—	—	—	—	—	5,993	6,003	6,412	6,412
Harbor Improvement(i)	451	432	426	409	409	385	374	339	360	319	—	—	—	—
Airport Improvement(i)	506	476	528	461	534	442	578	464	663	555	—	—	—	—
Labor Insurance	8,122	7,313	8,170	6,809	8,907	7,066	8,984	7,110	7,849	6,542	7,873	7,065	7,782	7,650
Road Construction and Improvement(i)	5,302	4,349	5,459	4,702	4,979	4,117	4,787	3,877	4,595	3,812	—	—	—	—
Others	3,900	2,970	5,420	4,214	4,963	3,949	3,427	2,588	2,791	1,897	752	480	698	448

Total Revenues and Expenditures(j)	¥385,755	¥357,691	¥419,300	¥376,033	¥452,141	¥401,184	¥501,536	¥450,580	¥395,920	¥353,283	¥396,994	¥370,952	¥383,977	¥367,990

(a)	As of the date of this Annual Report on Form 18-K, details for the provisional results for JFY 2008 Special Accounts are not available.

(b)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.

(c)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” has been incorporated in the newly established account of “Measures for Energy” effective JFY 2007.

(d)	Accounts abolished after April 1, 2004.

(e)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY 2007.

(f)	The account of “Foodstuff Control” has been combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.

(g)	Account abolished effective JFY 2008.

(h)	The account of “Compensation Reinsurance for Motor Vehicle Damages” has been combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.

(i)	The accounts have been combined under the new account name of “Infrastructure Development” effective JFY 2008.

(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source:	Budget, Ministry of Finance.

Government Affiliated Agencies

											JFY 2008		JFY 2009
	JFY		JFY		JFY		JFY		JFY		Revised		Revised
	2003		2004		2005		2006		2007		Budget (a)		Budget
	(in billions)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Total	¥5,433	¥5,206	¥5,066	¥4,563	¥4,710	¥4,103	¥4,503	¥3,793	¥2,604	¥2,065	¥2,156	¥2,141	¥2,168	¥2,607

(a)	As of the date of this Annual Report on Form 18-K, the JFY 2008 provisional results are not available.

Source:	Budget, Ministry of Finance.

Tax Structure
The central government derives tax revenues through taxes on income, consumption and property. The taxes on income, consumption and property account for 56.4%, 38.3% and 5.2%, respectively, of the total central government tax revenues in the JFY 2009 budget.
The individual national income tax is progressive, with rates currently ranging from 5% to 40% of taxable income, and the local taxes are a 10% single rate. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 18%. In addition, individuals and corporations are subject to local income taxation.
In JFY 2007 and 2008, the Japanese government implemented various tax measures. The JFY 2007 tax reform fundamentally revised the depreciation system from a viewpoint of establishing the basis for growth of the economy and took measures in areas including taxation of SMEs, international taxation, taxation of corporate reorganization and trust, taxation of financial assets and stocks, taxation of housing and land and improved environment for tax payment. With a view to realizing sustainable invigoration of economy and society, while taking into account the current economic and fiscal environment, the JFY 2008 tax reform took appropriate measures regarding tax systems for corporation, SMEs, financial and securities transactions, land and housing, etc. From the viewpoint of promoting activities for public interests undertaken by the private sector, it also took tax measures corresponding to the reform of public interest corporations system and reviewed the tax system for donation. In addition, measures were taken from the viewpoint of reducing disparities in the fiscal strength among local governments.
Fiscal Investment and Loan Program (“Zaito”)
The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.
The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.
Under the Zaito plan, funds are lent to government-related entities such as public corporations, government affiliated agencies, special accounts and local governments. The total funds allocated under the initial plan for JFY 2009 is ¥15,863 billion. The sources of funds for the plan in JFY 2009 are the Fiscal Loan Fund (¥11,992 billion), the Industrial Investment Special Account (¥114 billion), Government-Guaranteed domestic bonds (¥3,258 billion) and Government-Guaranteed foreign bonds (¥500 billion).
The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	2005	2006	2007	2008	2009
	(in billions)

Housing	¥1,278	¥910	¥956	¥862	¥686
Living Environment	3,941	3,551	2,839	2,745	2,937
Social Welfare	787	680	587	557	541
Education	844	823	810	873	861
Small and Medium-sized Businesses	3,797	3,351	3,000	2,934	4,227
Agriculture, Forestry and Fisheries	522	412	403	368	425
National Land Preservation and Reconstruction in the Event of Disaster	463	355	345	247	262
Road Construction	3,175	2,935	3,164	2,967	2,490
Transportation and Communications	414	349	385	406	451
Regional Development	572	329	392	401	424
Industry/Technology	261	222	251	323	1,310
Trade/Economic Cooperation	1,098	1,089	1,030	1,186	1,249

Total	¥17,152	¥15,005	¥14,162	¥13,869	¥15,863

DEBT RECORD
There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.
JAPAN PUBLIC DEBT
The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.
Japan’s fiscal conditions are extremely severe, with outstanding government bonds expected to reach nearly 592 trillion yen at the end of JFY 2009. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 37.3% under the revised budget for JFY 2008 and 43.0% under the revised budget for JFY 2009. The Japanese government is continuing to promote fiscal structural reform from both aspects of expenditures and revenues, with the goal of reducing the primary balance deficit relative to GDP of both central and local governments (excluding temporary deficits incurred by economic stimulus packages) by at least 50% in less than five years’ time, achieving a surplus of the primary balance within 10 years’ time, and stabilizing a ratio of public debt (of both central and local governments) to GDP in the mid-2010s, and then reducing it steadily in the early 2020s.
Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
2004	¥584,701	—	¥196,850
2005	623,132	—	204,348
2006	635,639	—	198,740
2007	671,148	—	178,091
2008	669,810	—	176,687
As of March 31, 2009, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥ 42,014 billion and of various external obligations aggregating the equivalent of ¥ 3,817 billion.
The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2009 for the periods indicated.
Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2010	¥155,706
2011	96,109
2012	63,655
2013	65,219
2014 to 2048	397,960
Total	¥778,649

INTERNAL DEBT
Direct Debt of the Japanese Government
Funded Debt

			Principal
			Amounts
			Outstanding as
			of March 31,
			2009
Title and Interest Rate	Year of Issue	Year of Maturity	(in millions)
1. Bonds
Interest-Bearing Treasury Bond — 40 years, 1 Series (2.4%)	2007-2009	2048	¥727,700
Interest-Bearing Treasury Bond — 30 years, 29 Series (1.1-2.9%)	1999-2009	2029-2038	16,411,761
Interest-Bearing Treasury Bond — 20 years, 99 Series (0.8-7.3%)	1989-2009	2009-2029	86,196,766
Interest-Bearing Treasury Bond — 15 years, 41 Series (variable rate)	2000-2008	2015-2023	41,854,300
Interest-Bearing Treasury Bond — 10 years, 89 Series (0.5-2.0%)	1999-2009	2009-2019	278,509,994
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 25 Series (variable rate)	2003-2009	2013-2019	16,776,990
Inflation-Indexed Bonds —10 years, 16 Series (0.5-1.4%)	2004-2008	2014-2018	8,497,513
Interest-Bearing Treasury Bond — 5 years, 45 Series (0.5-1.5%)	2004-2009	2009-2014	138,331,690
Interest-Bearing Treasury Bond for Individual Investors — 5 years, 13 Series (0.8-1.5%)	2006-2009	2011-2014	10,842,472
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.4-1.0%)	2007-2009	2009-2011	48,157,098
6% Bereaved Family Treasury Bond, 8 Series	2000-2007	2009-2016	7
6% Repatriation Treasury Bond, 7 Series	1999-2006	2009-2016	0
Non-interest Special Benefit Treasury Bond, 1 Series	2003	2013	2
Non-interest Repatriation Special Benefit Treasury Bond, 8 Series	1999-2006	2009-2016	0
Non-interest Special Benefit Treasury Bond IV, 2 Series	2003-2006	2013-2016	15
Non-interest Special Benefit Treasury Bond X, 3 Series	2000-2006	2010-2016	159
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2006	2011	402
Non-interest Special Benefit Treasury Bond XVI, 1 Series	2005	2010	0
Non-interest Special Benefit Treasury Bond XVII, 9 Series	1999-2007	2009-2017	2,243
Non-interest Special Benefit Treasury Bond XIX, 1 Series	2004	2009	0
Non-interest Special Benefit Treasury Bond XXI, 1 Series	2004	2009	0
Non-interest Special Benefit Treasury Bond XXII, 4 Series	2003-2007	2013-2017	159,497
Non-interest Special Benefit Treasury Bond XXIII, 1 Series	2006	2016	10,587
Non-interest Special Benefit Treasury Bond XXIV, 1 Series	2008	2012	54
Non-interest Treasury Bond for Special Condolence VIII, 1 Series	2005	2015	353,642

Total Bonds			¥646,832,892

2. Borrowings
Former Temporary Military Expenditure(a)	1943-1945		41,422
Former Japanese National Railways Settlement Corporation	1991	2009-2011	4,154
Former Japanese National Railways	1987	2011	1,221,770
Allotment of Local Allocation and Local Transfer Tax	2007	2037	16,348,681
Former Government-Operated Land Improvement Project	2008	2010-2029	500,177
Japan Expressway Holding and Debt Repayment Agency	2009	2009-2023	1,526,768
SA for Consolidation of Specific
National Properties (1.1-2.0%)	1998-2001	2009-2013	3,294
SA for Energy Policy (1.1-1.9%)	2004-2009	2017-2021	167,861
SA for National Center for Advanced and Specialized Medical Care (0.5-7.9%)	1984-2009	2009-2033	176,540
SA for Stable Food Supply(1.3%)	2009	2022	17,597
SA for National Forest Service (0.332-3.4%)	1996-2009	2009-2033	1,279,394
SA for Social Infrastructures Improvement (0.0-6.6%)	1990-2009	2009-2039	964,242
Total Borrowings			¥22,251,900

Total Direct Internal Funded Debt			¥669,084,792

(a)
Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

Floating Debt

			Principal Amounts
			Outstanding as of
			March 31, 2009
Title	Interest	Year of Maturity	(in millions)
1. Bonds
Treasury Discount Bills
Treasury Financing Bills	Non-interest bearing		¥0
Food Financing Bills	Non-interest bearing	2009	455,000
Foreign Exchange Fund Financing Bills	Non-interest bearing	2009	106,869,730
Fiscal Loan Fund Financing Bills	Non-interest bearing		0
Petroleum Financing Bills	Non-interest bearing	2009	1,157,900
Treasury Bills, 14 Series	Non-interest bearing	2008-2009	30,679,460
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,936,996
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	21,352
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	114,128
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	—
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	80,400
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	46,572
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	6,623
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	1,818
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	380

Total Bonds			¥141,372,603

2. Borrowings
Special Account for Local Allocation Tax	0.302-0.8%	2009	¥33,617,295
Special Account for Pension	0.8%	2009	1,479,228
Special Account for Energy Policy	0.952%	2009	217,700

Total Borrowings			¥35,314,223
Total Direct Internal
Floating Debt			¥176,686,826

Total Direct Internal Debt			¥845,771,618

Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2009
Title	Interest	Year of Issue	Year of Maturity	(in millions)
1. Bonds Issued by Government-Affiliated Corporations
Japan Housing Finance Agency	1.30-1.90%	2000-2001	2010-2011	¥711,600
Japan Finance Corporation	0.20-2.00%	1999-2009	2009-2018	2,091,000
Japan Finance Corporation for Municipal Enterprises	0.50-2.20%	1999-2009	2009-2022	11,922,460
Development Bank of Japan	0.80-2.20%	2000-2009	2010-2024	1,003,000
Japan Expressway Holding and Debt Repayment Agency	0.50-2.70%	1999-2009	2009-2039	15,339,965
East Nippon Expressway Co., Ltd.	1.30-2.00%	2005-2009	2015-2019	250,000
Central Nippon Expressway Co., Ltd.	1.30-2.00%	2005-2009	2015-2019	400,000
West Nippon Expressway Co., Ltd.	1.30-1.90%	2005-2009	2015-2019	254,000
Metropolitan Expressway Co., Ltd.	1.30-1.80%	2006-2009	2016-2019	76,100
Hanshin Expressway Co., Ltd.	1.30-1.70%	2006-2009	2016-2019	37,000
Narita International Airport Corporation	0.60-1.60%	2002-2006	2012-2016	86,563
Urban Renaissance Agency	0.60-1.30%	2006-2009	2010-2013	960,000
Deposit Insurance Corporation of Japan	0.20-1.50%	2003-2009	2009-2012	4,550,000
Banks’ Shareholdings Purchase Corporation	0.30-1.30%	2005-2006	2009-2010	500,000
Electric Power Development Co., Ltd.	1.40-1.90%	1999-2001	2009-2011	295,420
Kansai International Airport Co., Ltd.	0.50-2.40%	2000-2009	2010-2028	395,770
Organization for Promoting Urban Development	0.80-1.90%	1999-2005	2009-2015	5,505
Central Japan International Airport Co., Ltd.	0.80-1.90%	2000-2009	2010-2019	212,390

Total				¥39,090,773

2. Borrowings of Government-Affiliated Corporations
Japan Oil, Gas and Metals National Corporation	0.900-1.093%	2006-2009	2009-2012	¥714,961
Environmental Restoration and Conservation Agency of Japan	0.881-1.046%	2007-2009	2010-2012	13,500
Incorporated Administrative Agency—Agriculture, Forestry and Fisheries Credit Foundations	0.320-1.343%	2005-2008	2009-2012	14,194
Incorporated Administrative Agency—Farmers Pension Fund	0.635-1.664%	2005-2009	2010-2013	364,720
Japan Railway Construction, Transport and Technology Agency	0.560-0.996%	2008-2009	2009-2010	52,994
Deposit Insurance Corporation of Japan	0.280-0.974%	2006-2009	2009-2010	1,522,200
Organization for Environment Improvement around Airport	0.830-1.070%	2005-2009	2009-2013	252
Life Insurance Policyholders Protection Corporation of Japan	0.590-0.700%	2005	2010	37,340
Organization for Promoting Urban Development	0.853-1.050%	2007-2009	2010	87,500
Japan Environmental Safety Corporation	0.744-1.621%	2005-2009	2009-2013	115,900

Total				¥2,923,561

Total Internal Debt Guaranteed by the Japanese Government				¥42,014,334

EXTERNAL DEBT
Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2009
	Interest	Year of Loan	Year of Maturity	(in thousands)
Development Bank of Japan	4.250-6.875%	1999-2007	2011-2017		$2,350,000
	4.750-5.625%	2001-2007	2011-2027		€1,450,000
	1.050-2.300%	1998-2007	2010-2028		¥605,000,000
Japan Finance Corporation	3.375-7.000%	1999-2008	2009-2016		$8,400,000
	4.125-4.500%	2003-2004	2010-2014		€1,550,000
	2.125%	2006	2012	SFr	250,000
	1.100%	2004	2011		¥40,000,000
	4.780%	2005	2010	THB	3,000,000
Japan Finance Corporation for Municipal Enterprises	4.625-6.000%	1999-2007	2009-2017		$3,900,000
	5.750%	1999	2019		£150,000
	4.500%	2004	2014		€900,000
	1.350-2.000%	2002-2008	2012-2018		¥525,000,000
Japan Expressway Holding and Debt Repayment Agency	3.625-4.625%	2003-2005	2009-2013		$1,750,000
Tokyo Metropolitan Government	6.125-6.875%	1999-2001	2009-2011		$330,000

Yokohama City	7.000%	1999	2009		$80,000

Electric Power Development Co., Ltd.	1.800%	2000	2010		¥38,000,000

Totals by currency					$16,810,000
				SFr	250,000
					£150,000
					€3,900,000
					¥1,208,000,000
				THB	3,000,000
SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS
The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2008.

Organization	Subscription Amount
	(in millions)
International Monetary Fund	$21,892	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	34,303	(c)
International Finance Corporation	141	(d)
Multilateral Investment Guarantee Agency	97	(e)
International Fund for Agricultural Development	312	(f)
Asian Development Bank	8,547	(g)
African Development Bank	1,887	(h)
African Development Fund	3,384	(i)
European Bank for Reconstruction and Development	2,505	(j)
Inter-American Development Bank	5,050	(k)
Inter-American Investment Corporation	24	(l)
Multilateral Investment Fund	570	(m)

(a)	Equivalent of SDR13,312.8 million. Of Japan’s past subscriptions, 2% was initially paid in gold, 22% in SDRs and 76% in yen, including non-interest bearing demand notes payable in yen.

(b)	As stated in IBRD Financial Statements as of June 30, 2008.

(c)	As stated in IDA Financial Statements as of June 30, 2008.

(d)	As stated in IFC Financial Statements as of June 30, 2008.

(e)	As stated in MIGA Financial Statements as of June 30, 2008.

(f)	As stated in IFAD Financial Statements as of December 31, 2008.

(g)	As stated in ADB Financial Statements as of December 31, 2008.

(h)	As stated in AfDB Financial Statements as of December 31, 2008. Equivalent of UA 1,194 million.

(i)	As stated in AfDF Financial Statements as of December 31, 2008. Equivalent of UA 2,197 million.

(j)	As stated in EBRD Financial Statements as of December 31, 2008. Equivalent of €1,704 million.

(k)	As stated in IDB Financial Statements as of December 31, 2008.

(l)	As stated in IIC Financial Statements as of December 31, 2008.

(m)	As stated in MIF Financial Statements as of December 31, 2008.